STOCK PURCHASE AGREEMENT

by

RICCIARDI TECHNOLOGIES, INC.,

ITS OWNERS, INCLUDING

MICHAEL RICCIARDI AS THE OWNER REPRESENTATIVE

and

SCIENCE DYNAMICS CORPORATION
DATED AS OF SEPTEMBER 12, 2006

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of September 12, 2006 by and among SCIENCE DYNAMICS CORPORATION, a Delaware corporation (“Purchaser”), RICCIARDI TECHNOLOGIES, INC., a Virginia corporation (the “Company”) and those other persons listed on Schedule O hereto (the “Owners”) and Michael Ricciardi, one of the Owners and as a representative of all of the Owners (the “Owner Representative”).

Preliminary Statements

WHEREAS, the Company is in the business of providing software consulting and development services for the command and control of biological sensors and other Department of Defense requirements to United States federal governmental agencies either directly or through prime contractors of such governmental agencies (the “Business”);

WHEREAS, the Owners own all of the outstanding capital stock of the Company;

WHEREAS, Purchaser is interested in acquiring all of the Company’s outstanding capital stock; and

WHEREAS, the Owners are willing to sell, and Purchaser is willing to purchase, all of the outstanding capital stock of the Company held by the Owners pursuant to the terms and conditions hereof;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings herein specified, unless the context otherwise requires:

Affiliate means: (i) any Person that directly or indirectly through one or more intermediaries controls, is controlled by or under common control with the Person specified; (ii) any director, officer, or Subsidiary of the Person specified; and (iii) the immediate family members of the Person specified. For purposes of this definition and without limitation to the previous sentence, (a) “control” of a Person means the power, direct or indirect, to direct or cause the direction of management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, (b) any Person owning more than ten percent (10%) or more of the voting securities or similar interests of another Person shall be deemed to be an Affiliate of that Person, and (c) “immediate family member” means a Person’s spouse, parents or siblings, or lineal descendants of any of the foregoing (by blood, adoption or marriage).

Books and Records means all records, documents, lists and files, relating to the Business including, without limitation, price lists, lists of accounts, customers, suppliers and personnel, all product, business and marketing plans, historical sales data and all books, ledgers, files and business records (including, without limitation, all financial records and books of account), in any of the foregoing cases, whether in electronic form or otherwise.

Business Day shall mean any day that banks are opened for business in the Commonwealth of Virginia, other than a Saturday or Sunday.

Cash means all cash, marketable securities and cash equivalents (including Tax refunds) of the Company plus $100,000 from the Company's credit line with Wachovia Bank.

Cash Deposit means One Hundred Thousand Dollars ($100,000).

Cause means (a) conviction of, or plea or nolo contendere to, a felony or other crime involving moral turpitude; (b) fraud on or misappropriation of any funds or property of the Company or any Affiliate, customer or vendor of the Company; (c) personal dishonesty, willful misconduct, or breach of fiduciary duty against the Company which involves personal profit; (d) material breach of any provision of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement, executed by the employee for the benefit of the Company or the Purchaser, as determined by the Company's or Purchaser's Board of Directors, as applicable; or (e) a refusal to substantially perform the employee's written and known duties (excluding death and disability of the employee); provided, however, that in the case of clauses (d) and (e), it shall not constitute Cause unless the Company or Purchaser, as the case may be, shall have provided the employee with written notice of its alleged actions constituting Cause (which notice shall specify in reasonable detail the particulars of such Cause) and the employee has not cured any such alleged Cause or substantially commenced its effort to cure such breach within thirty (30) days of the employee's receipt of such written notice.

Change of Control of Purchaser or Company means: (1) the closing of a sale or other conveyance of all or substantially all of the assets of Company or Purchaser; or (2) the closing of a sale or other conveyance of all or substantially all of the outstanding securities of Purchaser or Company (including by merger, share exchange, consolidation, or other business combination involving the Company or Purchaser, as the case may be).

Claim Notice has the meaning set forth in Section 10.3(b).

Closing has the meaning set forth in Section 8.1.

Closing Date has the meaning set forth in Section 8.1.

Closing Payment has the meaning set forth in Section 3.1(b).

Code means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended and supplemented from time to time.

Company Expenses means the following expenses of Company: (a) the cash contribution to the ESOP for fiscal year ending March 31, 2006 and for the partial fiscal year ending as of the Closing Date; (b) the redemption price for the shares of Company common stock held by ESOP; (c) the aggregate amount of all Company Taxes for all Tax periods ending on or prior to March 31, 2006 payable by the Owners in accordance with Section 12.2(a); (d) commissions, fees and other charges and expenses due to Company’s legal counsel and other service providers in connection with the transactions contemplated by this Agreement, including Holland & Knight LLP, Sheppard Mullin Richter & Hampton LLP and Advanced Valuation Analytics, Ltd. not remitted by Company; and (e) any other fees and expenses the Owner Representative is permitted to pay of the Purchase Price in accordance with Section 14.12.

Company Material Adverse Effect means any materially adverse change in or effect on the financial condition, Business, operations, assets or properties of the Company before the Closing and on the Business after the Closing, provided that (i) changes in general industry conditions or general economic conditions, consequences of acts of war or terrorism, (ii) adverse effects arising from the announcement or consummation of the transactions contemplated under this Agreement, or (iii) the loss of a re-compete of any Material Contract, the failure of any Material Contract to be renewed or have an option elected, the failure of the Company to be awarded any Contract in response to any bid or the termination of any Material Contract for convenience shall not be deemed to constitute a Company Material Adverse Effect.

Consents means any consents, waivers, approvals, authorizations, certifications or exemptions from any Person under any Contract or Requirement of Law or otherwise, as applicable.

Contracts means, with respect to any Person, any indentures, indebtedness, contracts, leases, agreements, instruments, licenses, undertakings and other commitments, whether written or oral, to which such Person or such Person’s properties are bound, exclusive of Permits.

Conversion Shares shall have the meaning set forth in Section 5.4(b).

Earn-Out Payment shall have the meaning set forth in Section 3.2(a).

Earn-Out Period shall have the meaning set forth in Section 3.2(a).

Earn-Out Notice shall have the meaning set forth in Section 3.2(b).

EBITDA shall mean the consolidated earnings of the Company and Purchaser from operations (including, without limitation, consolidated earnings of the Company and Purchaser from the services division and the Company's SensorView product) before interest, taxes, depreciation, amortization and extraordinary gains or losses and excluding (1) Purchaser's Technology Division (the division providing Purchaser’s technical products and services), (2) Purchaser's unallocated corporate expenses, all as determined in accordance with GAAP, and as agreed to by Owner Representative, and (3) earnings generated from additional acquisitions or new product lines from such additional acquisitions by Purchaser.

Effective Time means 12:01 a.m. on the Closing Date.

Employee Benefit Plan means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other deferred compensation, pension, profit sharing, stock bonus, restricted stock, stock option, stock purchase, savings, group insurance or retirement plan, and all vacation pay, severance pay, life, health, disability, premium conversion, flexible spending, incentive compensation, bonus and other employee benefit or fringe benefit plans or arrangements (whether written or unwritten) maintained by the Company or any of its ERISA Affiliates (including, without limitation, any benefit plan or arrangement maintained for retirees) within the previous three plan years or with respect to which contributions are or were (within such three year period) made or required to be made by any the Company or any of its ERISA Affiliates or with respect to which the Company or any of its ERISA Affiliates has any liability.

Employment Agreement means the employment agreement by and between Purchaser and Michael Ricciardi, in the form attached hereto as Exhibit I.

Encumbrances means, with respect to any asset, any security interests, liens, encumbrances, pledges, trusts, charges, proxies, mortgages, conditional or installment sales Contracts, title retention Contracts and transferability restrictions.

ERISA means the Employment Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, as amended and supplemented from time to time.

ERISA Affiliate means any Person that is included with the Company in a controlled group or affiliated service group under Sections 414(b), (c), (m) or (o) of the Code.

Escrow Agent means the meaning given to such term in the Escrow Agreement or the Hold Back Escrow Agreement, as the case may be.

Escrow Agreement has the meaning set forth in Section 3.4(a).

Escrow Balance has the meaning set forth in Section 3.4(a).

Escrow Deposit has the meaning set forth in Section 3.4(a).

ESOP means the Ricciardi Technologies, Inc. Employee Stock Ownership Plan.

GAAP means generally accepted accounting principals applicable in the United States of America.

Good Reason means any one of the following: (a) the Company’s (or its Affiliates) willful material breach of any provision of an employee agreement by and between employee and Company or Purchaser; (b) any material adverse change in the employee's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company or Purchaser made without the employee's permission (other than a change due to the employee's permanent disability or as an accommodation under the Americans With Disabilities Act) or (c) Company (or its Affiliates) requiring relocation of employee more than twenty-five (25) miles from Manassas, Virginia without employee's consent; provided, however, that it shall not constitute Good Reason unless the employee shall have provided the Company or Purchaser, as the case may be, with written notice of its alleged actions constituting Good Reason (which notice shall specify in reasonable detail the particulars of such Good Reason) and the Company or Purchaser, as the case may be, has not cured any such alleged Good Reason or substantially commenced its effort to cure such breach within thirty (30) days of the Company's or Purchaser's, as the case may be, receipt of such written notice.

Governmental or Regulatory Authority means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the government of the United States or of any foreign country, or of any state or any political subdivision of any such government (whether state, provincial, county, city, municipal or otherwise).

Historical Financial Statements has the meaning set forth in Section 4.12(a).

Indebtedness means, without duplication, (a) all indebtedness (including the principal amount thereof and the amount of accrued and unpaid interest thereon) of the Company, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, (b) all deferred indebtedness of the Company for the payment of the purchase price of property or assets purchased, (c) all obligations of the Company to pay rent or other payment amounts under a lease of real or personal property which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (d) any outstanding reimbursement obligation of the Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company, (e) any payment obligation of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (f) all indebtedness for borrowed money secured by any Encumbrances existing on property owned by the Company, whether or not indebtedness secured thereby shall have been assumed, (g) all guaranties, endorsements, assumptions and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of other Persons, and (h) all premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the transactions contemplated by this Agreement or otherwise, regardless if any of such are actually paid.

Indemnifiable Losses means all losses, liabilities, obligations, claims, demands, (including any governmental penalty or punitive damages), deficiencies, interest, damages, penalties, settlements, causes of action, Taxes, costs and expenses, including, without limitation, the actual reasonable costs paid in connection with an Indemnified Party’s investigation and evaluation of any claim or right asserted against such Indemnified Party and all reasonable attorneys’, experts’ and accountants’ fees, expenses and disbursements and court costs including, without limitation, those incurred in connection with the Indemnified Party’s enforcement of this Agreement and the indemnification provisions of Article 10 of this Agreement.

Indemnified Employees has the meaning set forth in Section 11.2(a).

Indemnified Party has the meaning set forth in Section 10.3(a).

Indemnifying Party has the meaning set forth in Section 10.3(a).

Indemnity Notice has the meaning set forth in Section 10.3(a).

Intellectual Property means, with respect to any Person, all patents, patent rights, patent applications, registered trademarks and service marks, trademark rights, trademark applications, service mark rights, service mark applications, trade names, fictitious names, registered copyrights, copyright rights (including, without limitation, computer programming code) and all intellectual, industrial or proprietary rights and trade secrets, technology and know-how in which such Person has an ownership or licensed interest, in each case together with any amendments, modifications and supplements thereto.

Interim Financial Statements has the meaning set forth in Section 4.12(b).

Inventory means, with respect to any Person, all inventory incremental or relating to, or used in connection with such Person's business including, without limitation, all raw materials, parts, accessories, upgrades, supplies, packaging materials, finished goods and vehicles.

IRS means the Internal Revenue Service or any successor organization thereto.

Knowledge means with respect to any representation, warranty or statement of any party in this Agreement that is qualified by such party’s “Knowledge,” the actual knowledge of such party, and (a) in the case of the Company, the actual knowledge of the Material Owners; and (b) in the case of Purchaser, the actual knowledge of Purchaser’s officers, directors and managers.

Leased Real Property means all real property leased to Company.

Legal Proceeding means any action, suit, arbitration, claim or investigation by or before any Governmental or Regulatory Authority, any arbitration or alternative dispute resolution panel, or any other legal, administrative or other proceeding.

Material Contracts has the meaning set forth in Section 4.13(a).

Material Owners means Michael Ricciardi, David Godso and Marie Ricciardi.

Neutral Auditor has the meaning set forth in Section 3.2(b).

Note has the meaning set forth in Section 3.1(a).

Noticed Party has the meaning set forth in Section 10.3(a).

Obligations and Liabilities and words of similar import include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

Order means any judgment, order, writ, decree, injunction or other determination whatsoever of any Governmental or Regulatory Authority or any other entity or body whose finding, ruling or holding is legally binding or is enforceable as a matter of right (in any case, whether preliminary or final).

Owner Representative has the meaning set forth in Section 14.12.

Payment Factor means a fraction, the numerator of which equals the aggregate number of Transferred Shares being sold under this Agreement by an Owner as set forth on Schedule O and the denominator equals the aggregate number of Transferred Shares being sold by all Owners under this Agreement as set forth on Schedule O.

Permits means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, rights, orders, qualifications and similar rights or approvals granted or issued by any Governmental or Regulatory Authority relating to the Business.

Person means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, joint venture, trust, association, union, entity, or other form of business organization or any Governmental or Regulatory Authority whatsoever.

Pledge Agreement has the meaning set forth in Section 3.4(c).

Property Leases means the leases for real property of a Person.

Purchase Price has the meaning set forth in Section 2.1.

Purchaser Equity has the meaning set forth in Section 5.4.

Purchaser Common Shares has the meaning set forth in Section 2.1.

Purchaser Preferred Shares has the meaning set forth in Section 2.1.

Purchaser Shares has the meaning set forth in Section 2.1.

Receivables means, with respect to any Person and as of any date of determination, such Person's (a) trade accounts receivable for work performed, (b) rights to receive payment from banks, credit card organizations, and credit card transaction processing services, with respect to the sale of Inventory by such Person prior to such date, (c) notes receivable, (d) receivables from vendors, manufacturers and other suppliers of the such Person or such Person's business, (e) receivables related to repairs made under warranty; and (e) other miscellaneous receivables of such Person or such Person's business at such date.

Regulatory Approvals means all Consents from all Governmental or Regulatory Authorities.

Requirement of Law means, with respect to any Person, any provision of law, statute, treaty, rule, regulation, ordinance, executive order or pronouncement having the effect of law, whether domestic or foreign, or any Order, whether domestic or foreign, to which, in each case, such Person or any of such Person’s properties, operations, business or assets is bound or subject.

Restated Charter means Purchaser's certificate of incorporation, as amended, including as amended by the Statement of Designations.

Resolution Period has the meaning set forth in Section 3.2(b)

Securities Act means the Securities Act of 1933 and the rules and regulations promulgated thereunder, all as amended and supplemented from time to time.

Statement of Designations is the statement of designations to Purchaser's certificate of incorporation, in the form attached hereto as Exhibit H, and that sets forth the rights, preferences, privileges and restrictions of the Purchaser Preferred Shares.

Subsidiary means, with respect to any Person, any Person of which securities or other ownership interests having ordinary voting power to select a majority of the board of directors or other persons serving similar functions are at the time directly or indirectly owned by such Person.

Taxes means (a) any tax, charge, fee, levy or other assessment including, without limitation, any net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, payroll, employment, social security, withholding, unemployment, excise, estimated, stamp, occupancy, occupation, property or other similar taxes, including any interest or penalties thereon, and additions to tax or additional amounts imposed by any federal, state, local or foreign Governmental or Regulatory Authority, domestic or foreign (a “Taxing Authority”) or (b) any liability for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treasury Regulation §1.1502-6 or comparable Requirement of Law.

Tax Returns means any declaration, return, report, estimate, information return, schedule, statements or other document filed or required to be filed with or, when none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority.

Territory shall mean the United States of America.

Transaction Documents means this Agreement and all other agreements executed in connection with this Agreement to effectuate the transaction contemplated hereby.

Transferred Shares has the meaning set forth in Section 2.2.

Transfer Taxes means any applicable documentary, sales, use, stamp, filing, registration, transfer and similar Taxes (including penalties and interest) payable as a result of the conveyance of the Transferred Shares contemplated by this Agreement.

Treasury Regulations means the regulations promulgated under the Code.

ARTICLE 2
PURCHASE OF TRANSFERRED SHARES

2.1. Purchase and Sale of the Shares. Subject to the terms and conditions set forth in this Agreement, and in reliance upon the representations and warranties made by the Company and the Owners to Purchaser and made by Purchaser to the Owners and Company in this Agreement, as of the Effective Time, the Owners shall sell, transfer and assign to Purchaser, and Purchaser shall purchase and acquire from the Owners free and clear of all Encumbrances except the Encumbrances set forth in the Pledge Agreement in accordance with Section 3.4(c) below, one hundred percent (100%) of Owners’ shares of the Company’s outstanding common stock in exchange for the payment by Purchaser to Owners of Four Million Dollars ($4,000,000), 50,000,000 shares of common stock of Purchaser ("Purchaser Common Shares"), 1,000,000 shares of Series B Convertible Preferred Stock of Purchaser, having the rights, preferences, privileges and restrictions set forth in the Statement of Designations ("Purchaser Preferred Shares," and collectively with the Purchaser Common Shares, "Purchaser Shares") and the Earn-Out Payment, if any, free and clear of all Encumbrances as adjusted pursuant to Sections 3.2 and 3.4 (the "Purchase Price"). The Purchase Price is payable in accordance with Section 3.1.

2.2. Delivery. The shares of Company capital stock being purchased pursuant to Section 2.1 are collectively referred to in this Agreement as the “Transferred Shares.” Upon consummation of the Closing, all of the Transferred Shares shall have been sold, transferred and conveyed to Purchaser without any further action by or documentation from the Owners; provided, however, but subject to Section 3.4(c) below, each of the Owners shall deliver to Purchaser a certificate or certificates, registered in the name of such Owner, properly endorsed, representing all of the Transferred Shares held by such Owner.

ARTICLE 3
CONSIDERATION

3.1. Consideration and Payment. The Purchase Price for the Transferred Shares shall be paid as follows:

(a) On the Closing Date, in exchange for the Transferred Shares, Purchaser shall deliver to Owners (i) 44,166,667 Purchaser Common Shares free and clear of all Encumbrances except as set forth in the Registration Rights Agreement, attached hereto as Exhibit A, (ii) $3,150,000 in cash in immediately available funds, minus the Cash Deposit if paid by Purchaser to Owners pursuant to Section 8.1 below, (iii) a promissory note (“Note”) in the principal amount of $500,000.00, the form of which is attached hereto as Exhibit B, and (iv) 1,000,000 Purchaser Preferred Shares free and clear of all Encumbrances except as set forth in the Registration Rights Agreement ((i), (ii), (iii) and (iv), collectively, the "Closing Payment") and shall also pay the Escrow Deposit to the Escrow Agent. The Purchaser Shares shall be made tradable in accordance with the Registration Rights Agreement, attached hereto as Exhibit A.

(b) On the Closing Date, Purchaser shall deliver to Company’s employees two million (2,000,000) incentive stock options to purchase Purchaser Common Shares, priced at the greater of: (i) the closing market price and (ii) the volume-weighted average price per share for the fifteen (15) days prior to the Closing Date.. The granting of the options shall be made pursuant to allocations determined by the Owner Representative, and shall be approved by Purchaser, approval not to be unreasonably withheld. The options will have a ten (10) year term, shall vest equally each year in three (3) years and such vesting shall accelerate if (i) such employee is terminated without Cause or without Good Reason or (ii) upon a Change of Control of Purchaser.

(c) Over a two (2) year period, beginning on the Closing Date, Purchaser shall deliver to Company’s employees Five Hundred Thousand (500,000) incentive stock options each year for a total of One Million (1,000,000) incentive stock options to purchase Purchaser Common Shares, priced at the greater of: (i) the closing market price and (ii) the volume-weighted average price per share for the fifteen (15) days prior to the date of each such grant. The granting of the options shall be made pursuant to allocations determined by the Owner Representative, and shall be approved by Purchaser, approval not to be unreasonably withheld. The options will have a ten (10) year term and shall vest equally in each year in three (3) years and such vesting shall accelerate if (i) such employee is terminated without Cause or without Good Reason or (ii) upon a Change of Control of Purchaser.

3.2. Earn-Out.

(a) Calculation of Earn-Out Payment. As part of the Purchase Price for the Transferred Shares, the Purchaser shall pay to the Owners up to One Million Five Hundred Thousand Dollars ($1,500,000) in cash as an earn-out payment (the “Earn-Out Payment”). One half of the Earn-Out Payment shall be payable to Owners if the total amount of the EBITDA for the twelve-month period ending on the one year anniversary of the Closing Date (the “Earn-Out Period”) is equal to or greater than $2,250,000 but less than $2,500,000 and the entire Earn Out Payment shall be payable to Owners if the total amount of the EBITDA for the Earn-Out Period is equal to or exceeds $2,500,000. The Purchaser shall pay the Earn-Out Payment to the Owners in cash in accordance with Section 3.2(b) below.

(b) Payment and Dispute Procedures. Within thirty (30) days of completion of Purchaser's audit for 2007, but in no event later than April 30, 2008, the Purchaser will deliver to the Owner Representative a notice (the “Earn-Out Notice”) setting forth Purchaser’s determination of the EBITDA for the Earn-Out Period and stating whether the Owners are entitled to the Earn-Out Payment, in whole or in part. If the Earn-Out Notice provides that the Owners are entitled to all or half of the Earn-Out Payment, the Purchaser shall make the applicable Earn-Out Payment no later than thirty (30) days following delivery of the Earn-Out Notice. If the Earn-Out Notice provides that Owners are not entitled to any or only half of the Earn-Out Payment, and the Owner Representative disagrees with Purchaser’s determination, the Owner Representative shall notify the Purchaser no later than 30 days after the Earn-Out Notice is delivered of its objections and the basis therefor. If an objection is made, the Purchaser and the Owner Representative will negotiate in good faith to reach an agreement regarding the matters in dispute. Purchaser agrees to provide the Owner Representative promptly upon request with all documents and work papers related to Purchaser's determination of EBITDA for the Earn-Out Period. If the Purchaser and the Owner Representative, notwithstanding such good faith effort, fail to resolve all matters in dispute within 30 days after the Owner Representative advises the Purchaser of its objections (the "Resolution Period"), then any remaining disputed matters will be submitted by the Purchaser and the Owner Representative to Grant Thornton or another mutually acceptable independent accounting firm (the “Neutral Auditor”) for a determination resolving such amounts and issues. Each party agrees to execute, if requested by the Neutral Auditor, a reasonable engagement letter with respect to the determination to be made by the Neutral Auditor. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor shall be borne by the party that does not prevail in such dispute (i.e., if the Owners are awarded any portion of the Earn Out Payment not already paid by Purchaser then such fees and expenses will be borne by the Purchaser, and if it is finally determined that the Owners are not owed any, or any additional Earn-Out Payment, then such fees and expenses shall be borne by the Owners pro rata based on the Payment Factor). Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Neutral Auditor shall be borne by the party incurring such cost and expense. The Neutral Auditor shall determine only those issues still in dispute at the end of the Resolution Period and the Neutral Auditor’s determination shall be based upon and consistent with the terms and conditions of this Agreement. The determination by the Neutral Auditor shall be based solely on presentations with respect to such disputed items by the Purchaser and the Owner Representative to the Neutral Auditor and not on the Neutral Auditor’s independent review. The Purchaser and the Owner Representative shall use their reasonable best efforts to make their respective presentations as promptly as practicable following submission to the Neutral Auditor of the disputed items, and each such party shall be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Neutral Auditor. In deciding any matter, the Neutral Auditor (i) shall be bound by the provisions of this Section 3.2(b) and (ii) may not assign a value to any item greater than the greatest value for such item claimed by either the Purchaser or the Owner Representative or less than the smallest value for such item claimed by the Purchaser or the Owner Representative. The Neutral Auditor’s determination shall be made within 45 days after its engagement (which engagement shall be made no later than five (5) Business Days after the end of the Resolution Period), or as soon thereafter as possible, shall be set forth in a written statement delivered to the Purchaser and the Owner Representative and shall be final, conclusive, non-appealable and binding for all purposes hereunder; provided that such determination may be reviewed, corrected or set aside by a court of competent jurisdiction but only if upon a finding that the Neutral Auditor committed manifest error with respect to its determination. The determination of the Neutral Auditor shall not be deemed an award subject to review under the Federal Arbitration Act or any other statute.

(c) Covenants Regarding Earn-Out. After the Closing and until the end of the Earn-Out Period:

(i) Purchaser shall, and shall cause the Company, to operate their respective businesses in a manner reasonably consistent with past practices of Purchaser and Company, as applicable, but taking into account the acquisition of the Company by the Purchaser as a wholly-owned subsidiary of the Purchaser, changes in the administrative operations of the Company as a result of such acquisition, and other changes reasonably related to the Company being a wholly-owned subsidiary of the Purchaser; provided, however, that Purchaser shall not cause the Company to pay a management fee or other payment to Purchaser or any Affiliate of Purchaser unless such amount is excluded from the computation of EBITDA. The Purchaser shall, and shall cause the Company to, remain in material compliance with all applicable Laws (including but not limited to the Federal Acquisition Regulations) and shall not take any action with the purpose or effect of causing Purchaser to not be required to pay the Earn-Out Payment to Owners.

(ii) In the event, that during the Earn-Out Period, the Purchaser or the Company determines to sell, transfer, assign or otherwise dispose of (directly or indirectly) any assets used primarily in the businesses of Company and Purchaser (other than any of Purchaser's Affiliates, in which event the EBITDA arising from such assets shall be allocated to Company and Purchaser for purposes of calculating whether the targets described in Section 3.2(a) were achieved), or consummate a Change of Control, then the Purchaser shall pay to the Owners in cash the full Earn-Out Payment.

3.3. Form of Payments.

(a) All payments of cash under this Agreement and the Note shall be made in United Stated Dollars by delivery to the recipient by depositing, by bank wire transfer, the required amount (in immediately available funds) in an account of the recipient, which account shall be designated by the recipient in writing at least three (3) Business Days prior to the date of the required payment and all payments of Purchaser Stock shall be made by delivery of a certificate representing the number of Purchaser Shares to be received by each Owner to the address designated by each Owner on Schedule O. In the case of all payments to be made to the Owners under this Agreement or the Escrow Agreement, either cash or Purchaser Shares, each Owner shall receive an amount equal to the aggregate payment multiplied by the Payment Factor.

(b) The Owner Representative has established a separate bank account for the Cash and the cash portion of any payments to be made to the Owners under this Agreement. Prior to the distribution of the Cash and the cash portion of any payments to be made to the Owners under this Agreement, the Owner Representative shall pay from such amounts the Company Expenses, with each Owner receiving an amount equal to the balance multiplied by the Payment Factor.

3.4. Escrow.

(a) To secure the indemnification obligations of Owners set forth in Article 10, Purchaser and each Owner shall at the Closing execute an Escrow Agreement, a form of which is attached to this Agreement as Exhibit D (the “Escrow Agreement”), which provides for Three Hundred and Fifty Thousand Dollars ($350,000) and 5,833,333 Purchaser Common Shares to be held in escrow following the Closing Date (the "Escrow Deposit"). Any balance of the Escrow Deposit remaining and due to the Owners in accordance with this Agreement and the Escrow Agreement, plus any interest or income earned on such Escrow Deposit that has not been so paid, by the date that is eighteen (18) months after the Closing Date, less any amounts necessary to secure any timely asserted and pending but unresolved Purchaser claims for indemnification pursuant to Article 10 shall be paid to the Owners within thirty (30) days of the date that is eighteen (18) months after the Closing Date (the "Escrow Balance"). Each Owner shall be paid an amount equal to the Escrow Balance, multiplied by the Payment Factor.

(b) Each Owner's aggregate Closing Payment to be received at Closing shall be reduced by the amount equal to the Escrow Deposit multiplied by the Payment Factor.

(c) To secure the payment obligations of Purchaser under the Note, Purchaser and each Owner shall at the Closing execute a Pledge Agreement, a form of which is attached to this Agreement as Exhibit E (the “Pledge Agreement”), which provides for 3,050 of the Transferred Shares to be delivered to Michael J. Stutman, Esq., of Shaiman, Drucker, Beckman, Sobel & Stutman, LLP, to be held in escrow following the Closing Date until payment in full by Purchaser of the Note.

3.5. Options. As soon as practicable following the date of this Agreement, each holder of Company options outstanding as of the date hereof shall have the option to exercise such option in full (contingent upon the consummation of the transactions contemplated hereunder) and join in this Agreement as an Owner hereunder and Schedule O shall be updated accordingly. Each Company option shall terminate to the extent not exercised prior to the Effective Time.

3.6. Other Company Shareholders. As soon as practicable following the date of this Agreement, the Company will solicit the consent and joinder in this Agreement as an Owner hereunder of Thomas Aylesworth, Darrell Berger, Markus Litscher and Lino Ricciardi and Schedule O shall be updated accordingly.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND THE OWNERS

The Company and the Owners hereby jointly and severally represent and warrant to Purchaser as of the date of this Agreement and as of the Closing Date except to the extent that a representation, warranty or disclosure schedule expressly states that such representation or warranty, or information in such disclosure schedule, is current only as the date of this Agreement or of an earlier date as follows:

4.1. Capacity. Each Owner has full capacity to execute and deliver this Agreement and the Transaction Documents to be executed and delivered by such Owner and to perform such Owner’s obligations under this Agreement and such Transaction Documents to which such Owner is a party. The Agreement and the Transaction Documents to which it is a party have been duly executed and delivered by or on behalf of each Owner and constitute the legal, valid and binding obligation of each Owner, enforceable against such Owner in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

4.2. Noncontravention by the Owners. Except as set forth on Schedule 4.2 hereto, the execution, delivery and performance of this Agreement and the Transaction Documents by each of the Owners, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents by the Owners do not (a) require any action by or in respect of, or filing with, any Governmental or Regulatory Authority, (b) contravene, violate or constitute a breach or default under, any Requirement of Law applicable to the Owners, or (c) result in the creation of any Encumbrance on the Transferred Shares or any of the assets of the Company.

4.3. Organization; Qualification; Good Standing.

(a) The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, (ii) has the power and authority to own and operate its properties and assets and to transact its business as currently conducted, and (iii) is duly qualified and authorized to do business and is in good standing in all jurisdictions where such qualification is required by Requirement of Law, which jurisdictions are listed on Schedule 4.3(a), except for those jurisdictions in which failure to do so would not have a Company Material Adverse Effect.

(b) There is no Legal Proceeding or Order pending or, to the Knowledge of the Company, threatened against or affecting the Company revoking, limiting or curtailing, or seeking to revoke, limit or curtail the Company’s power, authority or qualification to own, lease or operate its properties or assets or to transact the Business.

4.4. Authority; Binding Agreement. The execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party by the Company have been duly authorized by all requisite action on the part of the Company, and have been duly executed and delivered by or on behalf of the Company and constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

4.5. Noncontravention by Company. Except as set forth on Schedule 4.5, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated by this Agreement and the Transaction Documents by the Company and the Owners do not, with respect to the Company: (a) require any action by or in respect of, or filing with, any Governmental or Regulatory Authority, (b) contravene, violate or constitute a breach or default under any Requirement of Law applicable to the Company or the Company’s properties or any Material Contract to which the Company or the Company’s properties is bound or subject, (c) contravene, violate or constitute, whether with or without the passage of time or the giving of notice or both, a breach or default under, the Company’s certificate of incorporation, bylaws or other governing documents, or any material Requirement of Law applicable to the Company or any of its properties or any Material Contract to which the Company or any of its properties is bound or subject, or (d) other than as provided under the Transaction Documents, result in the creation of any Encumbrance on the Company’s assets.

4.6. Capitalization.

The Owners are the beneficial and record owners of the Transferred Shares. All of the issued and outstanding shares of capital stock of the Company are validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive rights or other rights to subscribe for, purchase or otherwise acquire securities. Except as set forth on Schedule 4.6(a), there are no outstanding subscriptions, warrants, options, rights, agreements, convertible securities or other commitments or instruments pursuant to which either Company is or may become obligated to issue or sell shares of its capital stock.

4.7. Title. Except as set forth in Schedule 4.7, Company is the sole and exclusive owner of, and has good and marketable title to, all of the Company’s assets, wherever located, free and clear of all Encumbrances of any kind or nature whatsoever.

4.8. Legal Proceedings.

(a) Owners. There is no Legal Proceeding or Order pending against or, to the Knowledge of the Company, threatened against or affecting, either of the Owners or any of their respective properties or otherwise, that could adversely affect or restrict the ability of the Owners to consummate fully the transactions contemplated by this Agreement or that in any manner could draw into question the validity of this Agreement.

4.9. Compliance with Laws. To the Company's Knowledge, Company at all times since its incorporation has been operating, in all material respects, in compliance with all Requirements of Law applicable to it or any of its properties or to which it or its properties is bound or subject. The Company has not received any written notice from any Person concerning alleged violations of, or the occurrence of any events or conditions resulting in alleged noncompliance with, any Requirement of Law applicable to the Company or any of its properties are bound or subject. Neither the Company, nor, in connection with the conduct at the Business, the Owners or any of their respective Affiliates has made any illegal kickback, bribe, gift or political contribution to or on behalf of any customer, or to any officer, director, employee of any customer, or to any other Person.

4.10. Labor/Employee Matters.

(a) Schedule 4.10(a) attached hereto is a complete and accurate list of all consulting or similar Contracts to which the Company is a party or may otherwise be bound or subject, and the compensation to which each consultant is entitled under its respective Contract. The Company delivered or caused to be delivered to Purchaser true and complete copies of all such Contracts. No individuals retained by the Company as an independent contractor or consultant would be reclassified by the IRS, the U.S. Department of Labor or any other Governmental or Regulatory Authority as an employee of the Company for any purpose whatsoever.

(b) Schedule 4.10(b) hereto is a complete and accurate list of the name of each employee of the Company, together with such employee’s current position or function, the current rate of hourly, monthly or annual compensation (as the case may be), and any compensation increase and bonuses since December 31, 2005, none of which are outside of the ordinary course of business or inconsistent with the normal course of business or past practices of Company. Schedule 4.10(b) also identifies those employees with whom the Company has entered into an employment Contract limiting, restricting or qualifying the Company’s right to alter the terms and conditions of employment and terminate employment at the Company’s will or a Contract obligating the Company to pay severance or similar payments to any employee upon termination of employment for any reason. Company has delivered to Purchaser true and complete copies of the Contracts identified on Schedule 4.10(b).

(c) To Company's Knowledge, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees of, or other Persons engaged by, the Company. The Company is not a party to or bound by any collective bargaining agreement or similar Contract and no collective bargaining agreement or similar Contract covering any of the Company’s employees or other Persons engaged by Company is currently being negotiated.

(d) To the Knowledge of the Company, no employee of the Company is a party to any Contract with any Person who is a former employer of such employee (other than the Company), which Contract would limit or restrict the ability of such employee to perform his or her duties for Purchaser in the ordinary course of business.

(e) The Company has complied in all material respects with all applicable Requirements of Law relating to the employment of its employees. The Company has not received written notice of the intent of any Governmental or Regulatory Authority responsible for the enforcement of Requirements of Law relating to labor or employment matters to conduct an investigation with respect to or relating to the Company and, to the Company's Knowledge, no such investigation is in progress.

(f) The Company has taken commercially reasonable precautions to prevent disclosure of its confidential and/or trade secret information.

4.11. Employee Benefit Plans.

(a) Schedule 4.11(a) hereto sets forth a complete and accurate list of the Employee Benefit Plans. With respect to each Employee Benefit Plan, the Company has made available to Purchaser true and complete copies of (i) the plan document, trust agreement and any other document (including amendments thereto) governing such Employee Benefit Plan, (ii) the summary plan description, (iii) all Form 5500 annual reports and attachments filed within the past three years, and (iv) the most recent IRS determination letter, if any, for such Employee Benefit Plan.

(b) Each of the Employee Benefit Plans complies in form and has been operated and administered in material compliance with their respective terms and all applicable Requirements of Law including, without limitation, ERISA and the Code.

(c) No Employee Benefit Plan (except statutory rights under COBRA) provides post retirement medical benefits, post retirement death benefits or any post retirement welfare benefits of any kind whatsoever.

(d) The Company has not, and will not, make or cause to be made to any current employee, and there has not been made to any former employee of the Company, any payment in the form of wages or other consideration pursuant to any employment agreement or Employee Benefit Plan that was as of the Effective Time in the aggregate an “excess parachute payment” (within the meaning of Section 280G(b) of the Code) as a consequence in whole or in part of this Agreement, or thereafter, as a consequence of any change in the ownership or effective control of the Company or any change in the ownership of a substantial portion of the Company’s assets.

(e) The Company has not maintained and does not maintain any self-insured health, medical, dental or similar plans except as set forth in Schedule 4.11(e) hereto, and the Company has no, and will not have any, liabilities under such fully or partially self-insured plans for any periods prior to the Effective Time.

4.12. Financial Statements.

(a) True and correct copies of the Company’s balance sheets as of March 31, 2004, 2005 and 2006 and the related statements of operations, for the years then ended, together with all proper exhibits, schedules and notes thereto (collectively, the “Historical Financial Statements”) will be made available.

(b) True and correct copies of the Company’s internally prepared, unaudited financial statements of the Company for each of the months April 2006 through August 2006, consisting of a balance sheet and the related statements of operations and cash flows (collectively, the “Interim Financial Statements”) will be made available.

(c) Except as disclosed in the Interim Financial Statements or in Schedule 4.12(c) hereto, since August 30, 2006:

(i) the Company has operated in the normal and ordinary course in a manner consistent with past practices;

(ii) to the Company’s Knowledge, there has been no development, event, condition, or circumstance that has had or could have a Company Material Adverse Effect;

(iii) there has not been any change in the accounting methods or practices followed by Company;

(iv) the Company has not sustained any material damage, destruction, theft, loss or interference with the Company’s assets or its businesses, whether or not covered by insurance;

(v) no development, event, condition or circumstance that constitutes, whether with or without the passage of time or the giving of notice or both, a default under any of the Company’s outstanding debt obligations has occurred;

(vi) the Company has not created, incurred, assumed or guaranteed any indebtedness (except for the endorsement of negotiable instruments for deposit or collection or similar transactions in the normal and ordinary course of business or disclosed) other than for trade indebtedness incurred in the normal and ordinary course of business;

(vii) the Company has paid and discharged diligently, in accordance with past practice and not less than on a timely basis, all of the Company’s payables and other Obligations and Liabilities including, without limitation, all accrued obligations to pay management or similar fees to any Person;

(viii) the Company has not entered into any Contract outside of the ordinary course of business which involves either (A) a commitment of any of the Company’s assets or the incurrence by the Company of liabilities in any one transaction or series of related transactions in excess of $10,000, or (B) involve a term of more than six (6) months;

(ix) the Company has not sold, leased, exchanged, transferred or otherwise disposed of, or agreed to sell, lease, exchange, transfer or otherwise dispose of, the Company’s assets with an individual fair market value of $10,000 or more, except for the disposition of obsolete or worn-out equipment, or the sale of Inventory, in the normal and ordinary course of business; and

(d) Except as set forth on Schedule 4.12(d), the Leased Real Property is suitable to carry out the Business as conducted and intended to be conducted thereon, adequately serviced by all utilities and services necessary for the conduct of the Business, and, to the Company’s Knowledge, in compliance with all applicable laws, rules and regulations.

(e) There are no condemnation, appropriation or other proceedings involving any taking of the Leased Real Property pending, or to the Knowledge of the Company, threatened, against any of the Leased Real Property.

(f) Except as set forth on Schedule 4.12(f), the current use of the Leased Real Property is a permitted under the existing zoning and other laws, rules and regulations.

(g) Each Property Lease (i) is in full force and effect, (ii) affords the Company exclusive possession of the applicable Leased Real Property, and (iii) constitutes a valid and binding obligation of, and is enforceable in accordance with its terms against, the respective parties thereto, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. Notwithstanding the generality of the foregoing, the Company has the current right under the Property Leases to the exclusive and peaceful possession of the Leased Real Property and their use in the Business in accordance with the terms and conditions of the applicable Property Lease.

4.13. Contracts.

(a) Schedule 4.13(a) is a complete and accurate list of each Contract, other than such Contracts described on other Company disclosure schedules hereto, described below to which the Company or any of its properties is party or is otherwise bound or subject (each, a “Material Contract”):

(i) all Contracts relating to the performance of services or the sale of products by the Company;

(ii) all Contracts relating to the acquisition or the divestiture of fixed assets, including intangible assets, physical fixed assets (with the exception of real estate and real estate-like rights) and financial assets;

(iii) the Property Leases and all other lease or rental Contracts (whether for real or personal property);

(iv) all Contracts that provide a license of Intellectual Property entered into by the Company, whether as licensor or licensee, other than licenses to use software available over the counter;

(v) all employment Contracts and all Contracts with advisors or consultants to the extent that they involve annual payments exceeding $10,000;

(vi) all Contracts relating to fringe benefits, profit sharing, commissions, or bonuses as well as similar agreements;

(vii) all Contracts that purport to or have the effect of limiting the Company’s right to engage in, or compete with any Person in any business; and

(viii) all Contracts which have been entered into or assumed outside the ordinary course of the Business.

4.14. Insurance. Schedule 4.14 hereto is a complete and accurate list of all insurance policies held by the Company identifying all of the following for each such policy: (a) the type of insurance; (b) the insurer; (c) the policy number; (d) the applicable policy limits, (e) the applicable periodic premium; and (f) the expiration date. Each such insurance policy is valid and binding and is and has been in effect since the date of its issuance. All premiums due thereunder have been paid or will be paid in the ordinary course of business, and neither the Company nor either of the Owners has received any notice of any cancellation, non-renewal or termination in respect of any such policy. The Company is not in default under any such policy. To the Knowledge of the Company, no such insurer is the subject of insolvency proceedings. The Company has not received written notice that any insurer under any policy referred to in this Section 4.14 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. The Company has notified its insurance carriers of all litigation, claims and facts which could reasonably give rise to a claim, all of which are disclosed in Schedule 4.14.

4.15. Intellectual Property.

(a) Schedule 4.15(a) hereto is a complete and accurate list of all of the Company’s registered patents, patent applications, copyright registrations, copyright applications, trademark registrations and trademark applications, both domestic and foreign, together with the: (i) applicable registration number; (ii) filing, registration, issue or application date; (iii) record owner; (iv) country; and (v) title or description.

(b) There is neither pending, nor to the Company’s Knowledge, threatened, any Legal Proceeding against the Company contesting the validity or right of the Company to register or use any of it's Intellectual Property, and the Company has not received any written notice of infringement upon or conflict with any asserted right of others nor, to the Company’s Knowledge, is there a valid basis for such a notice.

(c) Except as otherwise provided in the applicable Contracts that provide a license of Intellectual Property identified as such in Schedule 4.15(a), the Company has no obligation to compensate others for the use of any Intellectual Property. In addition, except as otherwise provided on Schedule 4.15(a), the Company has not granted to any other Person any license or other right to use, in any manner, any of the Intellectual Property used by the Company in connection with the Business, whether or not requiring the payment of royalties.

4.16. Taxes and Tax Returns.

(a) The Company has duly and timely filed all Tax Returns required to be filed by the Company. Each such Tax Return was true, correct and complete. The Company has paid in full all Taxes due and payable, or asserted or claimed to be due and payable by any Tax Authority from the Company, whether or not shown on any Tax Return.

(b) The Company has complied with all applicable Requirements of Law relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code, or similar provisions under any foreign Requirements of Law) and has, within the time and in the manner prescribed by applicable Requirements of Law, withheld from employee wages and paid over, in a timely manner, to the proper Taxing Authorities all amounts required to be so withheld and paid over under applicable Requirements of Law.

(c) No deficiency for any Taxes has been proposed, asserted or assessed against the Company that has not been resolved and paid in full or fully reserved for and identified on the Company’s balance sheet included in the Interim Financial Statements. The Company has not received any outstanding and unresolved written notices from the IRS or any other Taxing Authority of any proposed examination or of any proposed change in reported information relating to the Company. Except as set forth in Schedule 4.16 attached hereto (which sets forth the nature of the proceeding, the type of Tax Return, the deficiencies proposed or assessed and the amount thereof, and the taxable year in question), no Legal Proceeding or audit or similar foreign proceedings is pending with regard to the Company’s Taxes or Tax Returns.

(d) No waiver, extension or comparable consent given by the Company regarding the application of the statute of limitations with respect to any Taxes or Tax Returns is outstanding, nor, to the Knowledge of the Company, is any request for any such waiver, extension or consent pending.

(e) There are no Encumbrances of any kind for Taxes upon any of the Company’s assets or properties other than for those Encumbrances for Taxes not yet due and payable.

(f) The Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(g) The Company is not a party to any Contract providing for the allocation or sharing of Taxes. The Company has not filed a consent under Section 341(f) of the Code.

(h) The Company has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code for any period ending after the Effective Time by reason of a change in accounting method or otherwise and the Company does not have any Knowledge that the IRS has proposed such adjustment or change in accounting method.

(i) None of Company’s assets or properties is required to be treated as owned by any other person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Code.

(j) The Company has no permanent establishment located in any tax jurisdiction other than the United States, and is not liable for the payment of Taxes levied by any jurisdiction located outside the United States.

(k) To the Company’s Knowledge, no state of facts exists or has existed that would constitute grounds for the assessment of Tax liability with respect to periods that have not been audited by the IRS or any other Taxing Authority.

(l) The unpaid Taxes of the Company (i) did not, as of March 31, 2006, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes) on the most recent balance sheet included in the Interim Financial Statements, and (ii) will not exceed the reserve as adjusted for the passage of time through the Effective Time.

(m) All transactions that could give rise to an understatement of federal income tax (within the meaning of Section 6662 of the Code) have been adequately disclosed on the Company’s Tax Returns in accordance with Section 6662(d)(2)(B) of the Code.

(n) No indebtedness of the Company is “corporate acquisition indebtedness” within the meaning of Section 279(b) of the Code.

(o) The Company has no liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract, or otherwise.

4.17. Accounts. Schedule 4.17 herein completely and accurately states the names and addresses of each bank, financial institution, fund, investment or money manager brokerage house and similar institution in which the Company maintains any account (whether checking, savings, investment, trust or otherwise), lock box, or safe deposit box, and the account numbers and name of the persons having authority to affect transactions with respect thereto or other access thereto.

4.18. Receivables. Schedule 4.18 is a schedule of Company’s Receivables, updated as of the Closing Date. Assuming reasonable commercial efforts by Purchaser to collect such Company Receivables and Purchaser’s compliance with all applicable contract terms with respect to each such Company Receivables. Except as set forth on Schedule 4.18, the Company has not written-off any Company Receivables since June 30, 2006. The Company Receivables arose from bona fide transactions in the normal and ordinary course of the Business and reflect credit terms consistent with the Company’s past practice. Assuming reasonable commercial efforts by Purchaser to collect such Company Receivables and Purchaser’s compliance with all applicable contract terms with respect to each such Company Receivable, the Company Receivables will be collectible in accordance with their terms in the aggregate amount shown, less any allowances for doubtful accounts reflected therein, calculated in a manner consistent with the allowance reflected in the Interim Financial Statements.

4.19. Inventory. All Inventory reflected on the Company’s most recent balance sheet in the Interim Financial Statements delivered to Purchaser and in the Company’s Books and Records (a) was purchased or acquired and is maintained in the normal and ordinary course of the Business, (b) has been reflected on such Books and Records at a value equal to the wholesale market value thereof as of the date of purchase.

4.20. Prepayment of Indebtedness. Except as set forth on Schedule 4.20, all Obligations and Liabilities of the Company with respect to any outstanding Indebtedness or other obligations may be prepaid by the Company at any time, without any interest (other than accrued or unpaid interest on outstanding principal at the non-default interest rate provided for in the Contract governing such indebtedness or obligations), charge, penalty, premium, fee or other amount.

4.21. No Other Agreements to Sell. Neither the Company nor any of the Owners has granted, and there is not outstanding any option, right, agreement, Contract or other obligation or commitment pursuant to which any other Person could claim a right to acquire in any way any ownership or other material interest in the Company or any of the Transferred Shares.

4.22. Directors and Officers. Schedule 4.22 hereto sets forth an accurate and complete list of the Company’s directors and officers.

4.23. Disclosure Generally. The representations, warranties and disclosures contained in this Article 4, as modified by the disclosure schedules to this Article 4, do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make any such representations, warranties or disclosures, in light of the circumstances in which they were made, not misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Company and the Owners as of the date of this Agreement and as of the Closing Date except to the extent that a representation, warranty or disclosure schedule expressly states that such representation or warranty, or information in such disclosure schedule, is current only as the date of this Agreement or of an earlier date as follows:

5.1. Organization.

(a) Purchaser i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, ii) has the corporate power and authority to own and operate its properties and assets and to transact its business as currently conducted, and iii) is duly qualified and authorized to do business and is in good standing in all jurisdictions where the failure to be duly qualified, authorized and in good standing would have a material adverse effect upon Purchaser’s businesses, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise).

(b) There is no Legal Proceeding or Order pending or, to the Knowledge of Purchaser, threatened against or affecting Purchaser revoking, limiting or curtailing, or seeking to revoke, limit or curtail Purchaser’s power, authority or qualification to own, lease or operate its properties or assets or to transact its business.

5.2. Authority; Binding Agreement. The execution, delivery and performance of this Agreement and the Transaction Documents by the Purchaser have been duly authorized by all requisite action on the part of the Purchaser, and have been duly executed and delivered by or on behalf of the Purchaser and constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

5.3. Noncontravention by Purchaser. Except as set forth on Schedule 5.3, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated by this Agreement and the Transaction Documents by the Purchaser do not: (a) require any action by or in respect of, or filing with, any Governmental or Regulatory Authority, (b) contravene, violate or constitute a breach or default under any Requirement of Law applicable to the Purchaser or the Purchaser's properties or any Purchaser Material Contract to which the Purchaser or the Purchaser’s properties is bound or subject, (c) contravene, violate or constitute, whether with or without the passage of time or the giving of notice or both, a breach or default under, the Purchaser’s certificate of incorporation, bylaws or other governing documents, or any material Requirement of Law applicable to the Purchaser or any of its properties or any Purchaser Material Contract to which the Purchaser or any of its properties is bound or subject, or (d) other than as provided under the Transaction Documents, result in the creation of any Encumbrance on the Purchaser’s assets.

5.4. Capitalization.

(a) The outstanding capital stock of Purchaser prior to Closing consists of 113,980,767 Purchaser Common Shares, no Purchaser Preferred Shares and no other series or class of Purchaser preferred stock. Schedule 5.4 sets forth, as of the date hereof, all of the issued and outstanding capital stock, by class and/or series, and all issued and outstanding options and warrants to purchase capital stock of Purchaser (collectively, "Purchaser Equity") and the owners of record of such Purchaser Equity. Except as set forth on Schedule 5.4, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Purchaser, nor are there any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Purchaser Equity. Except as set forth on Schedule 5.4, there are no options, warrants or other rights to subscribe for or purchase any capital stock or other equity interests of Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any Purchaser Equity, or preemptive rights or rights of first refusal or first offer nor are there any contracts, commitments, agreements, understandings, arrangements or restrictions to which Purchaser is a party or by which Purchaser is bound relating to any shares of Purchaser Equity, whether or not outstanding.

(b) All issued and outstanding shares of Parent have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable Requirements of Law concerning the issuance of securities. The Purchaser Shares to be issued to the Owners pursuant to this Agreement, and the shares of common stock issuable upon conversion of the Purchaser Preferred Shares (the "Conversion Shares") will be upon issuance or conversion, as the case may be, duly authorized, validly issued, fully paid and nonassessable, free and clear of all Encumbrances, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Requirement of Law or Purchaser's certificate of incorporation, as amended.

(c) The rights, preferences, privileges and restrictions of the Purchaser Shares and Conversion Shares are as stated in the Restated Charter. The Purchaser Preferred Shares are convertible into common stock of Purchaser on a one (1) for eight and one-thirds (8 1/3) basis as of the date hereof and the consummation of the transactions contemplated hereunder will not result in any anti-dilution adjustment or other similar adjustment to the outstanding shares of preferred stock of Purchaser. The Conversion Shares have been duly and validly reserved for issuance.

5.5. Title. Except as set forth in Schedule 5.5, Purchaser is the sole and exclusive owner of, and has good and marketable title to, all of the Purchaser’s assets, wherever located, free and clear of all Encumbrances of any kind or nature whatsoever.

5.6. Legal Proceedings.

There is no Legal Proceeding or Order pending against or, to the Knowledge of Purchaser, threatened against or affecting, Purchaser or its Affiliates, or any of their respective properties or otherwise, that could adversely affect or restrict the ability of Purchaser to consummate fully the transactions contemplated by this Agreement or that in any manner could draw into question the validity of this Agreement.

5.7. Compliance with Laws. To the Purchaser’s Knowledge, Purchaser and its Affiliates at all times since their respective incorporation has been operating, in all material respects, in compliance with all Requirements of Law applicable to it or any of its properties or to which it or its properties is bound or subject. Neither Purchaser nor any of its Affiliates has received any written notice from any Person concerning alleged violations of, or the occurrence of any events or conditions resulting in alleged noncompliance with, any Requirement of Law applicable to the Purchaser or any of its Affiliates or any of their respective properties are bound or subject. Neither the Purchaser nor any of its Affiliates has made any illegal kickback, bribe, gift or political contribution to or on behalf of any customer, or to any officer, director, employee of any customer, or to any other Person.

5.8. Taxes and Tax Returns.

(a)  The Purchaser has duly and timely filed all Tax Returns required to be filed by the Purchaser. Each such Tax Return was true, correct and complete. The Purchaser has paid in full all Taxes due and payable, or asserted or claimed to be due and payable by any Tax Authority from the Purchaser, whether or not shown on any Tax Return.

(b) The Purchaser has complied with all applicable Requirements of Law relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code, or similar provisions under any foreign Requirements of Law) and has, within the time and in the manner prescribed by applicable Requirements of Law, withheld from employee wages and paid over, in a timely manner, to the proper Taxing Authorities all amounts required to be so withheld and paid over under applicable Requirements of Law.

(c) No deficiency for any Taxes has been proposed, asserted or assessed against the Purchaser that has not been resolved and paid in full or fully reserved for and identified on the Purchaser’s balance sheet included in the Purchaser Interim Financial Statements. The Purchaser has not received any outstanding and unresolved written notices from the IRS or any other Taxing Authority of any proposed examination or of any proposed change in reported information relating to the Purchaser. Except as set forth in Schedule 5.14 attached hereto (which sets forth the nature of the proceeding, the type of Tax Return, the deficiencies proposed or assessed and the amount thereof, and the taxable year in question), no Legal Proceeding or audit or similar foreign proceedings is pending with regard to the Purchaser’s Taxes or Tax Returns.

(d) No waiver, extension or comparable consent given by the Purchaser regarding the application of the statute of limitations with respect to any Taxes or Tax Returns is outstanding, nor, to the Knowledge of the Purchaser, is any request for any such waiver, extension or consent pending.

(e) There are no Encumbrances of any kind for Taxes upon any of the Purchaser’s assets or properties other than for those Encumbrances for Taxes not yet due and payable.

(f) The Purchaser has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(g) The Purchaser is not a party to any Contract providing for the allocation or sharing of Taxes. The Purchaser has not filed a consent under Section 341(f) of the Code.

(h) The Purchaser has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code for any period ending after the Effective Time by reason of a change in accounting method or otherwise and the Purchaser does not have any Knowledge that the IRS has proposed such adjustment or change in accounting method.

(i) None of Purchaser’s assets or properties is required to be treated as owned by any other person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Code.

(j) The Purchaser has no permanent establishment located in any tax jurisdiction other than the United States, and is not liable for the payment of Taxes levied by any jurisdiction located outside the United States.

(k) To the Purchaser’s Knowledge, no state of facts exists or has existed that would constitute grounds for the assessment of Tax liability with respect to periods that have not been audited by the IRS or any other Taxing Authority.

(l) The unpaid Taxes of the Purchaser (i) did not, as of June 30, 2006, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes) on the most recent balance sheet included in the Interim Financial Statements, and (ii) will not exceed the reserve as adjusted for the passage of time through the Effective Time.

(m) All transactions that could give rise to an understatement of federal income tax (within the meaning of Section 6662 of the Code) have been adequately disclosed on the Purchaser’s Tax Returns in accordance with Section 6662(d)(2)(B) of the Code.

(n) No indebtedness of the Purchaser is “corporate acquisition indebtedness” within the meaning of Section 279(b) of the Code.

(o) The Purchaser has no liability for the Taxes of any Person (other than the Purchaser) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract, or otherwise.

5.9. Regulatory Filings. The Purchaser has filed timely all registrations, filings, reports, and submissions that are required by any Requirement of Law. All such registrations, filings, reports and submissions were made in accordance with applicable Requirements of Law when filed and all information contained in such registrations, filings, reports and submissions was true and complete when made. Since the date of any such filing, there has been no development, event, condition or circumstance that would require the Purchaser to amend or supplement any such registration, filing, report or submission or otherwise make any additional registration, filing, report or submission. To Purchaser's Knowledge, no deficiencies have been asserted by any Governmental or Regulatory Authority with respect to any such registrations, filings, reports and submissions that have not been finally resolved.

5.10. Inventory.  All Inventory reflected on the Purchaser's most recent balance sheet in the Purchaser Interim Financial Statements delivered to Company and in the Purchaser's Books and Records (a) was purchased or acquired and is maintained in the normal and ordinary course of Purchaser's business, (b) has been reflected on such Books and Records at a value equal to the wholesale market value thereof as of the date of purchase.

5.11. Product Liability. The Purchaser has no liability (and, to the Purchaser’s Knowledge, there is no basis for any present or future Legal Proceeding or Order against the Purchaser giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product sold or delivered by the Purchaser or its Affiliates.

5.12. No Other Agreements to Sell. Except as set forth on Schedule 5.12, Neither the Purchaser nor any Affiliate has granted, and there is not outstanding any option, right, agreement, Contract or other obligation or commitment pursuant to which any other Person could claim a right to acquire in any way any ownership or other material interest in the Purchaser, any Affiliate or any of the capital stock of Purchaser or its Affiliates.

5.13. Directors and Officers. Schedule 5.13 hereto sets forth an accurate and complete list of the Purchaser’s directors and officers.

5.14. Disclosure Generally. The representations, warranties and disclosures contained in this Article 5, as modified by the disclosure schedules to this Article 5, do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make any such representations, warranties or disclosures, in light of the circumstances in which they were made, not misleading.

ARTICLE 6
GENERAL COVENANTS

6.1. Notice of Certain Events.

(a) The Company and the Owners shall promptly notify Purchaser of and Purchaser shall promptly notify Company and the Owners of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the other Transaction Documents;

(ii) any notice or other communication from any Governmental or Regulatory Authority in connection with the transactions contemplated by this Agreement or the other Transaction Documents; and

(iii) any material claims or legal proceedings commenced or, to their Knowledge threatened, relating to or involving or otherwise affecting the Company, Purchaser or the Owners and which relates to the consummation of the transactions contemplated by this Agreement.

(b) If the Company acquires Knowledge or the Purchaser acquires Knowledge after the date of this Agreement of (i) any matter which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to Purchaser or Company and Owners, as the case may be, or (ii) the occurrence of any event or the failure of any event to occur that may result in the failure to satisfy any condition specified in Article 7 or the obligations of any party to consummate the transactions contemplated by this Agreement, such party shall, promptly after obtaining such Knowledge, notify Purchaser or Owner Representative, as applicable,, in writing in sufficient detail to permit a reasonable analysis thereof.

6.2. Confidentiality.

(a) Prior to the Closing, Purchaser shall hold in confidence, and use its commercially reasonable efforts to have all of the officers, managers, independent contractors and employees hold in confidence, all knowledge and information of a secret or confidential nature with respect to the Business and shall not disclose, publish or make use of the same without the consent of Company and the Owner Representative, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by Purchaser and except and to the extent disclosure is required by applicable Requirement of Law.

(b) The Owners shall hold in confidence all knowledge and information of a secret or confidential nature with respect to the Business following the Closing and shall not disclose, publish or make use of the same without the consent of Purchaser, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Company or the Owners, and except and to the extent disclosure is required by applicable Requirement of Law.

(c) The parties agree that the remedy at law for any breach of this Section 6.2 would be inadequate and that the aggrieved party shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 6.2.

6.3. Noncompetition.

(a) Obligation. From and after the date of Closing, for a period of three (3) years, each of the Material Owners agrees that such Material Owner will not, directly or indirectly:

(i) engage or participate in the Business in the Territory in direct competition with Company or Purchaser;

(ii) become interested (as owner, stockholder, lender, partner, co-venturer, director, shareholder, employee, agent, consultant or otherwise) in any portion of the business of any person, firm, corporation, association or other entity located or doing business in the Territory other than Purchaser and its Affiliates where such portion of such business is in or competitive with the Business; provided, however, notwithstanding the foregoing, each Material Owner may hold not more than two percent (2%) of the outstanding securities of any class of any publicly-traded securities of a company that is engaged in activities referenced in this Section 6.3(a);

(iii) solicit, call on or transact or engage in any direct or indirect business activity, for a purpose competitive with the Business in the Territory, with any Person;

(iv) influence or attempt to influence any current customer or referral source of the Company prior to the Closing to terminate or modify any written or oral agreement with Purchaser or any of its Affiliates (including the Company after the Closing); or

(v) influence or attempt to influence any person or entity, for a purpose competitive with the Business, either (A) to terminate or modify an employment, consulting, agency, distributorship or other arrangement with Purchaser or its Affiliates, or (B) to employ or retain, or arrange to have any other person or entity employ or retain, any person who is employed or retained by Purchaser or its Affiliates.

(b) Acknowledgments. Each Material Owner hereby acknowledges and agrees that:

(1) the rights, obligations and duties of such Material Owner under this Section 6.3 are necessary for the protection of the legitimate business interests of Purchaser at the times set forth in this Section 6.3;

(2) the agreements of the Material Owners set forth in this Section 6.3 are an integral part of this Agreement, without which transactions contemplated in and by this Agreement will not close;

(3) the scope of the obligations set forth in this Section 6.3 is reasonable in time, geography and types and limitations of activities restricted; and

(4) the breach of this Section 6.3 will be such that the parties’ harmed by such breach will not have an adequate remedy at law because of the unique nature of the Business.

(c) Remedy. The parties acknowledge and agree that the rights of Purchaser pursuant to Section 6.3(a) are of a specialized and unique character and that immediate and irreparable damage will result to such parties if the obligated parties under such sections fail to or refuse to perform their obligations thereunder and, notwithstanding any election by Purchaser to claim damages from as a result of any such failure or refusal, Purchaser may, in addition to any other remedies and damages available, seek an injunction in a court of competent jurisdiction to restrain any such failure or refusal. No single exercise of the foregoing remedy shall be deemed to exhaust Purchaser’s right to such remedy, but the right to such remedy shall continue undiminished and may be exercised from time to time as often as such parties may elect.

(d) Early Termination. The restrictive covenants set forth in this Section 6.3 shall terminate automatically with respect to Michael Ricciardi and David Godso, respectively, if such Owner is terminated from employment by Company and/or Purchaser without Cause or such Owner terminates his employment with Company and/or Purchaser with Good Reason.

6.4. Non-Disparagement. Neither the Owners nor any of their respective Affiliates, on the one hand, nor Purchaser or any of Purchaser’s Affiliates, on the other hand, will, directly or indirectly, disparage, deprecate or make any negative comment or interfere in the business activities of the other or the other’s stockholders, directors, managers, members, officers, employees, independent contractors, or agents.

6.5. Further Assurances.

(a) Subject to the terms and conditions herein provided, each of the parties hereto agrees, subject to its legal obligations, to use all reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents, including to use its commercially reasonable efforts to rectify any event or circumstance which would impede the consummation of the transactions contemplated hereby.

(b) Except as required by law, no party will voluntarily cooperate with any Person which may hereafter seek to restrain or prohibit or otherwise oppose the transactions contemplated by this Agreement and each party will cooperate with the other party to resist any such effort to restrain or prohibit or otherwise oppose such transactions.

6.6. Distribution to Owners. Immediately prior, or simultaneously with Closing, Company shall distribute to the Owners all of its Cash pro rata based on the Payment Factor.

ARTICLE 7
CONDITIONS TO CLOSING

7.7. Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Purchaser in Purchaser’s sole discretion):

(a) Bringdown of Representations and Warranties. The representations and warranties of the Company and the Owners contained in this Agreement shall be true and correct in all material respects (without regard, for purposes hereof, of any materiality, material adverse effect or similar qualifications contained in such representations and warranties) on and as of the time of Closing, except for changes contemplated by this Agreement and those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time, and Purchaser shall have received a certificate to such effect duly executed by the Company and the Owner Representative.

(b) Performance and Compliance. The Company and the Owners shall have performed, in all material respects, all of the covenants and complied, in all material respects, with all of the provisions required by this Agreement to be performed or complied with by them on or before the Closing, and Purchaser shall have received a certificate to such effect duly executed by the Company and the Owner Representative.

(c) Satisfactory Instruments. All instruments and documents required on the Company’s and the Owners’ part to effectuate and consummate the transactions contemplated hereby, including those listed in Section 8.3 hereof, shall be delivered to Purchaser and shall be substantially in the form of the Exhibits attached hereto, when applicable.

(d) Required Consents. All Consents of third parties, including, without limitation, all Governmental or Regulatory Authorities, necessary or appropriate to consummate the transactions contemplated hereby and by the Transaction Documents shall have been obtained and no such consent or approval (i) shall have been conditioned upon the modification in any material respect, cancellation or termination of any material lease, commitment, agreement, easement, right, license, Permit or authorization of the Company; or (ii) shall impose on Purchaser or the Company after the Closing, as applicable, any material condition, provision or requirement not presently imposed upon it or any condition that would be more restrictive on Purchaser or the Company after the Closing, as applicable, after the Closing than the conditions presently imposed on the Company or either of the Owners before the Closing, as applicable.

(e) Litigation. No order of any Governmental or Regulatory Authority shall be in effect which restrains or prohibits the transactions contemplated hereby or which would limit or adversely affect Purchaser’s ownership or control of the Transferred Shares, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or Governmental or Regulatory Authority, (i) challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions, or (ii) by any present or former owner of any capital stock or equity interest in the Company (whether through a derivative action or otherwise) against the Company or any officer, director, manager or member of the Company in his capacity as such, or (iii) which might have a material adverse effect on its business, prospects or condition (financial or otherwise) of the Business as transacted prior to Closing.

(f) UCC Termination Statements. The Company shall have delivered to Purchaser Uniform Commercial Code financing release or termination statements with respect to all security interests in the Company’s assets, except for the security interest held by Wachovia Bank.

(g) No Material Adverse Change. No Company Material Adverse Effect shall have occurred since the date hereof.

(h) Joinder. Thomas Aylesworth, Darrell Berger, Markus Litscher, Lino Ricciardi and each holder of Company options who exercised such options between the date hereof and Closing and shall have all joined this Agreement as an Owner hereunder.

7.2. Conditions Precedent to the Obligations of the Company and the Owners. The obligations of the Company and the Owners to proceed with the Closing hereunder are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by the Owners in their sole discretion):

(a) Bringdown of Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects (without regard, for purposes hereof, of any materiality, material adverse effect or similar qualifications contained in such representations and warranties) on and as of the time of Closing, except for changes contemplated by this Agreement and those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time and Purchaser shall have delivered to the Company a certificate to such effect.

(b) Performance and Compliance. Purchaser shall have performed all of the covenants and complied, in all material respects, with all the provisions required by this Agreement to be performed or complied with by it on or before the Closing, and Purchaser shall have delivered to the Company and Owners a certificate to such effect.

(c) Litigation. No order of any Governmental or Regulatory Authority shall be in effect which restrains or prohibits the transactions contemplated hereby.

(d) Satisfactory Instruments. All instruments and documents required on the part of Purchaser to effectuate and consummate the transactions contemplated hereby listed in Section 8.2 hereof shall be delivered to the Company and/or the Owners and shall be substantially in the form of the Exhibits attached hereto, when applicable.

(e) No Material Adverse Effect. No material adverse effect upon Purchaser’s businesses, prospects, operations, results of operations, prospects, assets, liabilities or condition (financial or otherwise) shall have occurred since the date hereof.

(f) ESOP Valuation. The ESOP shall have received from Advanced Valuation Analytics, Ltd. a valuation opinion dated as of the Closing Date, to the effect that the consideration to be received by the ESOP for redemption of their shares by Company immediately prior to Closing shall be at least equal to the fair market value of the shares, and that the terms of the redemption are fair to the ESOP from a financial point of view, all as required under the Company's ESOP and applicable Department of Labor regulations.

(g) ESOP Trustee. The trustee of the ESOP shall have determined that the redemption of the shares by Company of the Company capital stock held by the ESOP does not violate ERISA.

(h) Filing of Statement of Designations. The Statement of Designations shall have been filed with the Secretary of State of the State of Delaware and shall continue to be in full force and effect as of the Closing Date.

(i) Joinder. Thomas Aylesworth, Darrell Berger, Markus Litscher, Lino Ricciardi and each holder of Company options who exercised such options between the date hereof and Closing and shall have all joined this Agreement as an Owner hereunder.

ARTICLE 8
CLOSING

8.1. The Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place in person at the offices of Shaiman, Drucker, Beckman, Sobel & Stutman LLP, 1845 Walnut Street, 15th Floor, Philadelphia, PA 19103, or by facsimile or other electronic means upon the satisfaction of the conditions set forth in Section 7.1 and 7.2 which is expected to occur on or before September 15, 2006 (the “Closing Date”) or such other location or later date as the parties may agree. Subject to Section 13.2, if the Closing does not occur by the 15th day subsequent from the date hereof, Purchaser shall pay the Owners the nonrefundable Cash Deposit.

8.2. Deliveries of Purchaser. At the Closing, Purchaser shall deliver to the Owners:

(a) the bring down certificate referenced in Section 7.2(a);

(b) the certificate referenced in Section 7.2(b);

(c) the Closing Payment, including the Note and certificates representing the Purchaser Shares;

(d) the Employment Agreement;

(e) the Registration Rights Agreement;

(f) the Pledge Agreement;

(g) the Escrow Agreement and the Hold Back Escrow Agreement; and

(h) such other instruments or agreements as the Owner Representative may reasonably require.

8.3. Deliveries of the Owners. On the Closing Date, the Owners shall deliver, or caused to be delivered, to the Purchaser:

(a) Stock certificates representing the Transferred Shares, duly endorsed in blank and accompanied by duly executed stock powers (provided that 3,050 of the Transferred Shares to be delivered to Michael Stutman, Esq., of Drucker, Beckman, Sobel & Stutman LLP pursuant to Section 3.4(c) and the Pledge Agreement);

(b) the bring-down certificate referenced in Section 7.1(a);

(c) the certificate referenced in Section 7.1(b);

(d) the Registration Rights Agreement;

(e) the Employment Agreement;

(f) the Escrow Agreement and the Hold Back Escrow Agreement; and

(g) such other instruments or agreements as the Purchaser may reasonably require.

ARTICLE 9
SURVIVAL; WAIVER OF INDEMNITY OR CONTRIBUTION

9.1. Survival of Representations and Warranties. The representations and warranties of each Party hereunder:

(a) shall survive until eighteen months following the Closing, except for the representations and warranties in Sections 4.15 and 5.14 which shall survive until the expiration of the statute of limitations applicable to the subject matter addressed there under;

(b) any representation or warranty that would otherwise terminate in accordance with Section 9.1(a) will continue to survive if an Indemnity Notice, a Claim Notice or other written notice of facts that can reasonably be expected to give rise to an indemnification claim under Article 10 shall have been given in good faith on or prior to the date on which such representation or warranty would have otherwise terminated, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article 10; and

(c) any representation or warranty contained in this Agreement made by any party or any information furnished by any party that was made by such party fraudulently, shall indefinitely survive the Closing.

9.2. No Indemnity or Contribution; Waiver.

(a) The Owners shall not be entitled to make any claim for indemnity or contribution or any other similar claim against Purchaser or any of Purchaser’s Affiliates (including, after the Closing, the Company), with respect to any Indemnifiable Losses for which the Owners or their respective Affiliates are liable under Article 10. To the extent that the Owners may now or in the future have the right to assert any such claim against Purchaser or any of Purchaser’s Affiliates (including, after the Closing, the Company), the Owners hereby waive any such right and hereby release and forever discharge Purchaser and Purchaser’s Affiliates (including, after the Closing, the Company) from any such claim.

(b) The Purchaser shall not be entitled to make any claim for indemnity or contribution or any other similar claim against the Owners or any of Owners’ Affiliates with respect to any Indemnifiable Losses for which the Purchaser and/or their respective Affiliates are liable under Article 10. To the extent that the Purchaser may now or in the future have the right to assert any such claim against Owners or any of Owners’ respective Affiliates, the Purchaser hereby waives any such right and hereby release and forever discharge Owners and Owners’ Affiliates from any such claim.

ARTICLE 10
INDEMNIFICATION

10.1. The Owners’ Indemnification. From and after the Closing Date, the Owners severally shall indemnify and hold harmless Purchaser and any of Purchaser’s Affiliates (including, after the Closing, the Company), and each of their respective directors, officers, employees, agents, successors and assigns and legal representatives, from and against all Indemnifiable Losses that may be imposed upon, incurred by or asserted against any of them resulting from, related to, or arising out of:

(a) any misrepresentation or breach of any representation or warranty by the Company or the Owners under this Agreement or any document, instrument, certificate or other item furnished or to be furnished to Purchaser pursuant hereto or thereto or in connection with the transactions contemplated by this Agreement; and

(b) any breach or non-fulfillment of any covenant or agreement to be performed by the Company or the Owners under this Agreement or any document, instrument, certificate or other item furnished or to be furnished to Purchaser pursuant hereto or thereto in connection with the transactions contemplated by this Agreement.

10.2. The Purchaser’s Indemnification. From and after the Closing Date, the Purchaser shall indemnify and hold harmless each Owner and any Owner Affiliate, and each of their respective directors, officers, employees, agents, successors and assigns and legal representatives, from and against all Indemnifiable Losses that may be imposed upon, incurred by or asserted against any of them resulting from, related to, or arising out of:

(c) any misrepresentation or breach of any representation or warranty by the Purchaser under this Agreement or any document, instrument, certificate or other item furnished or to be furnished to the Company and/or Owners pursuant hereto or thereto or in connection with the transactions contemplated by this Agreement; and

(d) any breach or non-fulfillment of any covenant or agreement to be performed by the Purchaser under this Agreement or any document, instrument, certificate or other item furnished or to be furnished to the Company and/or Owners pursuant hereto or thereto in connection with the transactions contemplated by this Agreement.

10.3. Payment; Procedure for Indemnification.

(a) In the event that a Person shall suffer an Indemnifiable Loss and seek indemnification under this Article (the “Indemnified Party”) he, she or it shall give written notice to the Owners (the “Noticed Party,” and the party(ies) from whom indemnification under this Article is sought, the “Indemnifying Party”) of the amount of the Indemnifiable Loss, together with reasonably sufficient information to enable the Noticed Party to determine the accuracy and nature of the claimed Indemnifiable Loss (the “Indemnity Notice”). The failure of any Indemnified Party to give the Noticed Party the Indemnity Notice promptly after actual notice of the Indemnifiable Loss shall not release the Indemnifying Party of liability under this Article; provided, however that the Indemnifying Party shall not be liable for Indemnifiable Losses incurred by the Indemnified Party that would not have been incurred but for the delay in the delivery of, or the failure to deliver, the Indemnity Notice. Within 30 days after the receipt by the Noticed Party of the Indemnity Notice, the Noticed Party shall do one of the following and decide whether or not to raise any objection: (i) provide notice to the Indemnifying Party directing the Indemnifying Party to pay to the Indemnified Party an amount equal to the Indemnifiable Loss or (ii) object to such claim, in which case the Noticed Party shall give written notice to the Indemnified Party of such objection together with the reasons therefor, it being understood that the failure of the Noticed Party to so object shall preclude the Noticed Party from asserting any claim, defense or counterclaim relating to the Indemnifying Party’s failure to pay any Indemnifiable Loss that was the subject of such Notice. The Noticed Party’s objection shall not relieve the Indemnifying Party from its obligations under this Article.

(b) In the event the facts giving rise to the claim for indemnification under this Article shall involve any action or threatened claim or demand by any third party against the Indemnified Party, the Indemnified Party, within the earlier of, as applicable, 10 days after receiving a written notice of the filing of a lawsuit or 30 days after receiving notice of the existence of a claim or demand giving rise to the claim for indemnification, shall send written notice of such claim to the Noticed Party (the “Claim Notice”). The failure of the Indemnified Party to give the Noticed Party the Claim Notice shall not release the Indemnifying Party of liability under this Article; provided, however, that the Indemnifying Party shall not be liable for Indemnifiable Losses incurred by the Indemnified Party that would not have been incurred but for the delay in the delivery of, or the failure to deliver, the Claim Notice. Except for claims resulting from, relating to, or arising out of any dispute with the Company’s customers or suppliers, the Indemnifying Party shall be entitled to defend such claim in the name of the Indemnified Party at the Indemnifying Party’s own expense and through counsel of the Indemnifying Party’s own choosing; provided, that if the applicable claim or demand is against, or if the defendants in any such Legal Proceeding shall include, both the Indemnified Party and the Indemnifying Party and the Indemnified Party reasonably concludes that there are defenses available to it that are different or additional to those available to the Indemnifying Party or if the interests of the Indemnified Party may be reasonably deemed to conflict with those of the Indemnifying Party, then the Indemnified Party shall have the right to select separate counsel and to assume and control the defense of such claim, demand or Legal Proceeding, with the reasonable fees, expenses and disbursements of such counsel to be reimbursed by the Indemnifying Party as incurred. The Indemnifying Party shall give the Indemnified Party notice in writing within 10 days after receiving the Claim Notice from the Indemnified Party in the event of litigation, or otherwise within 30 days, of its intent to defend such claim. In the case of any claim resulting from, relating to or arising out of any dispute with any of the Company’s customers or suppliers, Purchaser shall have the sole right to control the defense thereof. Whenever the Indemnifying Party is entitled to defend any claim under this Section 10.2(b), the Indemnified Party may elect, by notice in writing to the Noticed Party, to continue to participate through its own counsel, at the Indemnified Party’s expense, but the Indemnifying Party shall have the right to control the defense of the claim or the litigation. The Indemnified Party shall cooperate with the Indemnifying Party in the defense of any claim, demand or Legal Proceeding that the Indemnifying Party has and for which the Indemnifying Party has elected to defend pursuant to this Section 10.2(b).

(c) Notwithstanding any other provision contained in this Agreement, the party controlling the defense of the claim or the litigation shall not settle any such claim or litigation without the prior written consent of the Noticed Party for the other party, which consent shall not be unreasonably withheld; provided, that if the Indemnified Party is controlling the defense of the claim or the litigation and shall have, in good faith, negotiated a settlement thereof, which proposed settlement contains terms that are reasonable under the circumstances, then the Noticed Party for the Indemnifying Party shall not withhold or delay the giving of such consent. In the event that the Indemnifying Party is controlling the defense of the claim or the litigation and shall have negotiated a settlement thereof, which proposed settlement is substantively final and unconditional as to the parties thereto (other than the consent of the Noticed Party for the Indemnified Party required under this Section 10.2(c)) and contains an unconditional release of the Indemnified Party and does not include the taking of any actions by, or the imposition of any restrictions on the part of, the Indemnified Party and the Noticed Party for the Indemnified Party shall unreasonably refuse to consent to such settlement, the liability of the Indemnifying Party under this Article, upon the ultimate disposition of such litigation or claim, shall be limited to the amount of the proposed settlement; provided, however, that in the event the proposed settlement shall require that the Indemnified Party make an admission of liability, a confession of judgment, or shall contain any other non-financial obligation which, in the reasonable judgment of the Indemnified Party, renders such settlement unacceptable, then the Indemnified Party’s failure to consent shall not give rise to the foregoing limitation of the Indemnifying Party’s liability as provided for in this Section 10.2(c), and the Indemnifying Party shall continue to be liable to the full extent of such litigation or claim.

(d) The party controlling the defense of the claim or the litigation shall provide to the non-controlling party a report as to the status of each claim for indemnification pursuant to this Article no less frequently than once every three months so long as such claim is outstanding.

(e) The non-controlling party in the defense of the claim or the litigation shall have the right to consult with the controlling party and the controlling party shall facilitate such consultation with respect to the conduct and results of the proceeding and the strategy of the controlling party for addressing the matters that are the basis of such claim. Upon reasonable request by the non-controlling party, the controlling party shall provide the notice, copies, access and right of consultation provided for herein with respect to any claim for indemnification pursuant to this Agreement.

(f) Notwithstanding any indemnification or defense arrangement between the parties to this Agreement to the contrary, the parties agree to cooperate with each other in pursuing any claims against any Person who may be liable for any Losses or Liabilities which are the subject of an Indemnity Notice, and in pursuing any available claims against insurers who may have provided insurance coverage for any such Losses or Liabilities.

10.4. Limitations. The Owners' indemnification obligations under Section 10.1(a) shall not arise unless the aggregate amount of Indemnifiable Losses for which the Owners are so required to indemnify exceeds $25,000, but in such event, the Owners shall be required to indemnify the Indemnified Party for all Indemnifiable Losses, including the initial $25,000 of Indemnifiable Losses up to a cap of $700,000, the first half of which shall be payable in Purchaser Shares valued at the greater of: (i) the closing market price and (ii) the volume-weighted average price per share for the fifteen (15) days prior to the indemnification event and the second half of which shall be payable in cash. Notwithstanding any other provision herein, no Owner shall have any indemnification payment obligation for any Indemnifiable Losses under this Article 10 in excess of the aggregate Purchase Price received by such Owner from Purchaser for such Owner's Transferred Shares sold hereunder; and provided, further the Owners aggregate indemnification obligation under Section 10.1 shall be limited to the Escrow Deposit.

10.5. Payment. Upon the determination of the liability under this Article 10, the Indemnifying Party shall pay to the Indemnified Party within 10 Business Days after such determination, the amount of any claim for indemnification made hereunder.

10.6. Non-Impairment of Indemnity.

(a) The results of Purchaser’s due diligence investigation and examination of the Company and the Owners is for Purchaser’s sole benefit, and shall not (i) impair or reduce any representation or warranty made by the Company and/or the Owners in this Agreement, (ii) relieve the Company or the Owners from its or their obligations with respect to such representations and warranties (including, without limitation, the indemnification obligations under this Article), or (iii) mitigate any of the Company’s or the Owners’ obligations to disclose all material facts to Purchaser with respect to the Company and the Business.

(b) The results of Company's and/or Owners due diligence investigation and examination of the Purchaser is for Company's and the Owners' sole benefit, and shall not (i) impair or reduce any representation or warranty made by the Purchaser in this Agreement, (ii) relieve the Purchaser from its obligations with respect to such representations and warranties (including, without limitation, the indemnification obligations under this Article), or (iii) mitigate any of the Purchaser's obligations to disclose all material facts to the Company and Owners with respect to the Purchaser and its business.

10.7. Subrogation. Upon making an indemnity payment pursuant to this Agreement, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the damages to which the payment related. Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

10.8. Exclusive Remedies. The remedies provided for in this Agreement shall be the sole and exclusive remedies of the parties and their respective officers, directors, employees, affiliates, agents, representatives, successors and assigns for any breach of or inaccuracy in any representation, warranty or covenant contained in this Agreement or any certificate delivered at Closing; provided, however, that nothing herein is intended to waive any claims for fraud or waive any equitable remedies to which a party may be entitled.

10.9. No Double Recovery; Use of Insurance. Notwithstanding anything herein to the contrary, no party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement, the Exhibits or Disclosure Schedules attached hereto, or any document executed in connection with this Agreement or otherwise. Furthermore, in the event any Indemnifiable Losses related to a claim by Purchaser are covered by insurance, Purchaser agrees to use commercially reasonable efforts to seek recovery under such insurance and Purchaser shall not be entitled to recover from the Owners(and shall refund amounts received up to the amount of indemnification actually received) with respect to such damages to the extent Purchaser recovers the insurance payment specified in the policy.

10.10. Treatment of Indemnity Payments Between the Parties. Unless otherwise required by applicable Requirements of Law, all indemnification payments shall constitute adjustments to the Purchase Price for all Tax purposes, and no party shall take any position inconsistent with such characterization.

10.11. Mitigation. Each party agrees to use reasonable efforts to mitigate any loss, liability or damage which forms the basis of a claim hereunder.

ARTICLE 11
POST-CLOSING COVENANTS

11.1. Further Cooperation.

(a) From and after the Closing Date, at Purchaser’s request from time to time, the Owners shall execute and deliver to Purchaser such further endorsements, assignments and instruments of transfer and conveyance and take such other actions as Purchaser reasonably requests to transfer, vest or perfect Purchaser’s rights in and to the Transferred Shares, free and clear of all Encumbrances and to consummate the transactions contemplated by this Agreement.

(b) From and after the Closing Date, at an Owner's request from time to time, the Purchaser shall execute and deliver to such Owner such further endorsements, assignments and instruments of transfer and conveyance and take such other actions as such Owner reasonably requests to transfer, vest or perfect the Owner's rights in and to the Purchaser Shares, free and clear of all Encumbrances and to consummate the transactions contemplated by this Agreement.

11.2. Director and Officer Indemnification and Insurance.

(a) Indemnification. Purchaser agrees that it shall cause, for a period of six (6) years after the Closing, all rights to indemnification existing immediately prior to the Closing in favor of the current directors (both in their capacity as directors and officers of Company) of Company at or prior to the Closing and the officers of Company listed on Schedule 11.2(a) (“Indemnified Employees”) as provided for in Company’s Bylaws as of the date hereof to continue (without amendment or modification in any way unless required by law or regulation) in full force. Subject to the foregoing, Purchaser may, from and after the Closing, cause Company to merge, dissolve or reorganize.

(b) For a period of four (4) years after the Closing, Purchaser shall maintain or cause Company to maintain fiduciary liability insurance with coverage in respect of periods prior to the Closing in amount and scope substantially identical to that provided to Company under its policy no. 42 3467765 with Hartford.

(c) This Section 11.2 shall be binding on all successors and assigns of Company and Purchaser. In the event that Purchaser or Company or any of their respective successors or assigns consummates a Change of Control, then and in each such case, proper provision shall be made so that such successors and assigns shall assume all obligations set forth in this Section 11.2. The provisions of this Section 11.2 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Employee, his or her heirs, and his or her representatives or assigns.

11.3. Termination of ESOP. Company, Owner Representative and ESOP shall take all appropriate action to terminate ESOP simultaneously with the Closing, it being under that the ESOP Trust must continue as required by the ESOP, ERISA and applicable Department of Labor regulations.

ARTICLE 12
CERTAIN TAX MATTERS

12.1. Transfer Taxes. The Purchaser shall be responsible for the payment of all Transfer Taxes, if any, which may be payable with respect to the sale and transfer of the Transferred Shares and the Purchaser Shares. The Owners shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required, by any applicable Requirement of Law, Purchaser will, and will cause the Company to, join in an execution of any such Tax Returns and other documentation.

12.2. Other Tax Returns.

(a) Tax Periods Ending on or Before March 31, 2006. Owner Representative shall prepare or cause to be prepared and file or cause to be filed in a timely manner all federal and state income Tax Returns for the Company for all Tax periods ending on or prior to March 31, 2006 which are filed after the Closing Date and the Owners shall pay all Taxes payable by the Company reflected on such Tax Returns or due for Tax periods covered by such Tax Returns. The Purchaser shall and, following the Closing Date, shall cause the Company to, cooperate with any commercially reasonable request of the Owners to permit the Owners to comply with their obligations under this Section 12.2(a). The Owners shall be entitled to receive, pro rata based on the Payment Factor, all Company Tax refunds for all Tax periods ending on or prior to March 31, 2006.

(b) Tax Periods Beginning After March 31, 2006. Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin after March 31, 2006, and Purchaser shall pay all Taxes payable by the Company reflected on such Tax Returns or due for Tax periods covered by such Tax Returns, up to a maximum of Two Hundred Thousand Dollars ($200,000.00). Notwithstanding the foregoing, Owners shall pay all Taxes payable by the Company reflected on such Tax Returns or due for Tax periods covered by such Tax Returns, in excess of Two Hundred Thousand Dollars ($200,000.00) (except for any portion of such Tax liability that might arise as a result of Company converting from cash to accrual reporting of its Taxes). If such Tax Returns show a Tax liability in excess of Two Hundred Thousand Dollars ($200,000.00) Purchaser shall permit Owner Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Owner Representative.

(c) Cooperation on Tax Matters.

(i) Purchaser, the Company, and the Owners shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 12.2 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Owners agree (A) to retain all Books and Records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or the Owners, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such Books and Records and, if the other party so requests, the Company or the Owners, as the case may be, shall allow the other party to take possession of such Books and Records.

(ii) Purchaser and the Owners further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental or Regulatory Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) Following the Closing, the Company shall not take any action which would be reasonably likely to have an adverse Tax impact upon the Company or the Owners for any period ending prior to the date of Closing unless the Company, after consultation with its Tax advisors, determines that a Tax position of the Company for any period ending prior to the date of Closing was illegal.

(iv) Any adverse Tax consequences upon the Company or the Owners for any period ending prior to the Closing Date as a result of Company converting from cash to accrual reporting of its Taxes shall be the responsibility of Purchaser.

ARTICLE 13
TERMINATION

13.1. Termination Events. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a) By the mutual written consent of the Owner Representative and Purchaser;

(b) iv) By Purchaser if there has been a material breach of any representation or warranty set forth in this Agreement on the part of the Company and/or the Owners which is incapable of being, or is not, cured within 10 Business Days after written notice from Purchaser to the Company and the Owner Representative of such breach (or in any event prior to the date of Closing), and (ii) by the Owner Representative if there has been a material breach of any representation or warranty set forth in this Agreement on the part of Purchaser which is incapable of being, or is not, cured within 10 Business Days after notice from the Owner Representative to Purchaser of such breach (or in any event prior to the date of Closing).

(c) (i) By Purchaser if there has been a material breach of any covenant or agreement set forth in this Agreement on the part of the Company and/or the Owners, which is incapable of being, or is not, cured (other than by mere disclosure of the breach) within 10 Business Days after written notice from Purchaser to the Company and the Owner Representative of such breach (or in any event prior to the date of Closing), and (ii) by the Owner Representative if there has been a material breach of any covenant or agreement set forth in this Agreement on the part of Purchaser, which is incapable of being, or is not, cured (other than by mere disclosure of the breach) within 10 Business Days after written notice from the Owner Representative or Company to Purchaser of such breach (or in any event prior to the date of Closing);

(d) (i) By Purchaser if any of the conditions specified in Section 7.1 hereof shall not have been fulfilled by the time required and shall not have been waived by Purchaser; and (ii) by the Owner Representative if any of the conditions specified in Section 7.2 hereof shall not have been fulfilled by the time required and shall not have been waived by the Owners;

(e) By Purchaser if the transactions contemplated by this Agreement have not been consummated on or before ninety (90) days following the date hereof; provided, that, Purchaser may terminate this Agreement pursuant to this subsection (e) only if Closing shall not have occurred by such date for a reason other than Purchaser’s failure to satisfy the conditions to Closing of Owners set forth in Section 7.2 hereof;

(f) By the Owner Representative if the transactions contemplated by this Agreement have not been consummated on or before forty-five (45) days following the date hereof; provided, that, Owners may terminate this Agreement pursuant to this subsection (f) only if Closing shall not have occurred by such date for a reason other than Owners’ failure to satisfy the conditions to Closing of Purchaser set forth in Section 7.1 hereof;

(g) By Purchaser or the Owners if any permanent injunction or final non-appealable order or decree of any court of competent jurisdiction and authority is in effect which would prevent the consummation of the transactions contemplated by this Agreement.

13.2. Liabilities in Event of Termination. In the event of any termination of this Agreement pursuant to Section 13.1, this Agreement shall terminate and there shall be no liability on the part of any party hereto except:

(h)  if this Agreement is terminated pursuant to Section 13.1(a), 13.1(b)(i), 13.1(c)(i) or 13.1(d)(i), then the Cash Deposit shall be returned within three (3) Business Days thereafter to Purchaser;

(i) if this Agreement is terminated for any reason other than pursuant to Section 13.1(a), 13.1(b)(i), 13.1(c)(i) or 13.1(d)(i), then the Company shall be entitled to keep the Cash Deposit; and

(j)  for liabilities arising from a willful breach of this Agreement prior to such termination; provided, however, that the terms and conditions of Article 1, Sections 6.2, 6.4, this Article 13 and Article 14 shall survive such termination.

ARTICLE 14
MISCELLANEOUS

14.1. Notices. All notices required to be given to any of the parties to this Agreement shall be in writing and shall be deemed to have been sufficiently given, subject to the further provisions of this Section 14.1, for all purposes when presented personally to such party or sent by certified or registered mail, return receipt requested, with proper postage prepaid, or any national overnight delivery service, with proper charges prepaid, to such party at its address set forth below:

If to the Owner Representative:	Mr. Michael Ricciardi 5704 Old Clifton Road Clifton, VA 20124

With a copy to:	Holland & Knight LLP 1600 Tysons Boulevard, Suite 700 McLean, Virginia 22102 Attention: William J. Mutryn (Fax) 703/720-8610

If to the Company (pre-Closing):	Ricciardi Technologies, Inc. 8306 Rugby Road Manassas, VA 20111 Facsimile: 703/365-9818

With a copy to:	Holland & Knight LLP 1600 Tysons Boulevard, Suite 700 McLean, Virginia 22102 Attention: William J. Mutryn (Fax) 703/720-8610

If to Purchaser:	Science Dynamics Corporation. 7150 N. Park Drive, Suite 500 Pennsauken, New Jersey 08109 Attention: Mr. Paul Burgess Facsimile: __________________

With a copy to:	Shaiman, Drucker, Beckman, Sobel & Stutman LLP 1845 Walnut Street, 15th Floor Philadelphia, PA 19103 Attention: Michael J. Stutman, Esquire Facsimile: 215.972.0048

Such notice shall be deemed to be received when delivered if delivered personally, the next business day after the date sent if sent by a national overnight delivery service, or three (3) business days after the date mailed if mailed by certified or registered mail. Any notice of any change in such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

14.2. No Third Party Beneficiaries. Except as is otherwise expressly provided in this Agreement, this Agreement is not intended to, and does not, create any rights in or confer any benefits upon anyone other than the parties hereto.

14.3. Schedules and Exhibits. All schedules and exhibits attached to this Agreement are incorporated by reference into this Agreement for all purposes.

14.4. Expenses. Purchaser, on the one hand, and the Owners, on the other hand, shall pay their own expenses incident to the preparation, negotiation and execution of this Agreement including, without limitation, all fees and costs and expenses of their respective legal counsel and advisors.

14.5. Entire Agreement; Amendment. This Agreement and the Transaction Documents and any other documents, instruments or other writings delivered or to be delivered pursuant to this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, and negotiations, whether written or oral, with respect to the subject matter hereof and thereof. None of the terms and provisions contained in this Agreement can be changed without a writing signed by all parties hereto.

14.6. Public Statements. The Owners and Purchaser agree to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by a Requirement of Law.

14.7. No Waiver of Rights. No waiver of any rights of the Owners, on the one hand, or Purchaser, on the other hand, under this Agreement shall be effective unless it is in writing and executed by a duly authorized representative of the party against whom enforcement of any such waiver is sought. No failure or delay on the part of any party in the exercise of any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach under this Agreement.

14.8. Section and Paragraph Titles. The section and paragraph titles used in this Agreement are for convenience only and are not intended to define or limit the contents or substance of any such section or paragraph.

14.9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the parties to this Agreement and their respective heirs, personal representatives, and successors (including any entity into which such party may be converted) and permitted assigns. The Owners, on the one hand, and Purchaser, on the other hand, shall not have the right to assign this Agreement without the prior written consent of the other, provided, that (a) Purchaser may assign any or all of its rights and interests under this Agreement to one or more of Purchaser’s Affiliates; and (b) any or all of the rights and interests of Purchaser under this Agreement (i) may be assigned to any Purchaser of substantially all of the assets of Purchaser or any of Purchaser’s Affiliates, (ii) may be assigned as a matter of law to the surviving entity in any merger, consolidation, share exchange or reorganization involving Purchaser, and (iii) may be assigned as collateral security to any lender or lenders (including any agent for any such lender or lenders) providing financing in connection with the transactions contemplated by this Agreement, or to any assignee or assignees of such lender, lenders or agent (it being understood that in any or all of the cases described in clauses (a) and (b) above Purchaser nonetheless shall remain responsible for the performance of all of its obligations under this Agreement).

14.10. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

14.11. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such provision, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.12. Owner Representative.

(a) By the execution and delivery of this Agreement, including counterparts hereof, each Owner hereby irrevocably constitutes and appoints Michael Ricciardi as the true and lawful agent and attorney-in-fact (the “Owner Representative”) of such Owner with full powers of substitution to act in the name, place and stead of such Owner with respect to the performance on behalf of such Owner under the terms and provisions of this Agreement, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on such Owner’s behalf, as the Owner Representative shall deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement, including:

(i) to receive all payments made by the Purchaser to the Owners under this Agreement;

(ii) to agree upon or compromise any matter related to the calculation of any adjustments to the Purchase Price pursuant to Article 3 or otherwise or other payments to be made;

(iii) to act for the Owners with respect to all indemnification matters referred to in this Agreement, including the right to compromise on behalf of the Owners any indemnification claim made by or against the Owners;

(iv) to terminate, amend, or waive any provision of this Agreement; provided that any such action, if material to the rights and obligations of the Owners in the reasonable judgment of the Owner Representative, shall be taken in the same manner with respect to all Owners, unless otherwise agreed by each Owner who is subject to any disparate treatment of a potentially adverse nature;

(v) to employ and obtain the advice of legal counsel, accountants and other professional advisors as the Owner Representative, in his sole discretion, deems necessary or advisable in the performance of his duties as the Owner Representative and to rely on their advice and counsel;

(vi) to incur and pay out of the Purchase Price expenses, including fees of attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing;

(vii) to retain a portion of the Purchase Price as a reserve against the payment of expenses incurred in his capacity as Owner Representative; and

(viii) to do or refrain from doing any further act or deed on behalf of the Owners which the Owner Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as any of the Owners could do if personally present and acting.

(b) The appointment of the Owner Representative shall be deemed coupled with an interest and shall be irrevocable, and any other person may conclusively and absolutely rely, without inquiry, upon any actions of the Owner Representative as the acts of the Owners in all matters referred to in this Agreement. Each of the Owners hereby ratifies and confirms all that the Owner Representative shall do or cause to be done by virtue of such Owner Representative’s appointment as Owner Representative of such Owner. The Owner Representative shall act for the Owners on all of the matters set forth in this Agreement in the manner the Owner Representative believes to be in the best interest of the Owners, but the Owner Representative shall not be responsible to any Owners for any loss or damage any Owners may suffer by reason of the performance by the Owner Representative of such Owner Representative’s duties under this Agreement, other than loss or damage arising from willful misconduct in the performance of such Owner Representative’s duties under this Agreement.

(c) Each of the Owners hereby expressly acknowledges and agrees that the Owner Representative is authorized to act on behalf of such Owner notwithstanding any dispute or disagreement among the Owners, and that any person shall be entitled to rely on any and all action taken by the Owner Representative under this Agreement without liability to, or obligation to inquire of, any of the Owners. If the Owner Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Owner Representative shall be the person which the Owners which held a majority of the Transferred Shares at Closing appoint; provided, however, that if for any reason no successor has been appointed within thirty (30) days, then any Owner shall have the right to petition a court of competent jurisdiction for appointment of a successor Owner Representative. The Owners do hereby jointly and severally agree to indemnify and hold the Owner Representative harmless from and against any and all liability, loss, cost, damage or expense (including without limitation attorneys’ fees) reasonably incurred or suffered as a result of the performance of such Owner Representative’s duties under this Agreement except for any such liability arising out of the willful misconduct of the Owner Representative.

14.13. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT.

14.14. Governing Law. This Agreement shall be governed and construed as to its validity, interpretation and effect by the laws of the Commonwealth of Virginia notwithstanding the choice of law rules of Virginia or any other jurisdiction. In addition, in the case of any dispute under or in connection with this Agreement, each of the parties hereby consents to the exclusive jurisdiction and venue of the courts of the Commonwealth of Virginia or the Federal District Courts for such state, provided that such Federal court has subject matter jurisdiction over such dispute, and each of the parties hereby waives any claim such party may have at any time as to forum non conveniens with respect to such venue. Notwithstanding anything to the contrary set forth in the preceding sentence, any of the parties hereto shall have the right to institute any legal action against the other party arising out of or relating to this Agreement in any appropriate court and in any jurisdiction where Company and/or the Owners are subject to personal jurisdiction and where venue is proper.

[signature page follows]

IN WITNESS WHEREOF, the Company, the Owners and Purchaser have caused this Stock Purchase Agreement to be duly executed as of the date first written above.

Purchaser:
SCIENCE DYNAMICS CORPORATION

By:
Name:	Paul Burgess
Title:

Company:
RICCIARDI TECHNOLOGIES, INC.

By:
Name:
Title:

Owners:

David Godso

Domenico Ricciardi

Marie Ricciardi

Michael Ricciardi, as an Owner and as the Owner Representative

Michele Ricciardi

{Stock Purchase Agreement Signature Page}